419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539

N E W S R E L E A S E

Date:	November 5, 2007
Contact:	Wade F. B. Thompson or Peter B. Orthwein

THOR ANNOUNCES QUARTER SALES UP 5% TO $763 MILLION;

BACKLOG AT RECORD $476 MILLION;

CASH AT $263 MILLION.
Thor Industries, Inc. (NYSE:THO) announced today preliminary sales for the three months ended October 31, 2007 of $762.8 million, up 5% from $727.7 million last year.
RV sales were $663.5 million, up 4% from $635.9 million last year and Bus sales were $99.3 million, up 8% from $91.8 million last year.
Backlog on October 31, 2007 was a record for this time of year at $476.0 million, up 17% from $406.3 million last year. RV backlog was $249.7 million, up 33% from $188.4 million last year. Bus backlog was $226.3 million, up 4% from $217.9 million last year.
Cash, cash equivalents and short term investments on October 31, 2007 were approximately $263 million, up from $207 million last year and after the special dividend of $2.00 per share ($112 million) paid on October 8, 2007.
“Strong order backlog bodes well for positive results in fiscal 2008,” said Wade F. B. Thompson, Thor Chairman.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation of the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, interest rate increases, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2007. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any change in expectation of the Company after the date hereof or any change in events, conditions or circumstances on which any statement is based except as required by law.